EXHIBIT 99.1

American National Announces Fourth Quarter and Full Year 2019 Results

GALVESTON, Texas, Feb. 26, 2020 (GLOBE NEWSWIRE) -- American National Insurance Company (NASDAQ: ANAT) announced that net income for the fourth quarter of 2019 increased to $171.1 million or $6.37 per diluted share, compared to a net loss of $117.4 million or $4.37 per diluted share for the same period in 2018. The increase in net income for the fourth quarter of 2019 was to a large extent attributable to an after-tax net gain on equity securities of $111.0 million or $4.13 per diluted share due to favorable equity market conditions during this period. In comparison, unfavorable equity market returns during the fourth quarter of 2018 produced an after-tax net loss of $203.6 million or $7.57 per diluted share in that period. In addition, net income for the fourth quarter of 2019 also included after-tax net realized investment earnings of $5.5 million or $0.21 per diluted share compared to $11.9 million or $0.44 per diluted share for the same period in 2018.

Net income for the twelve months ended December 31, 2019 was $620.4 million or $23.07 per diluted share, up from $159.0 million or $5.91 per diluted share for the same period in 2018. Net income for the twelve months ended December 31, 2019 included an after-tax net gain on equity securities of $333.8 million or $12.41 per diluted share compared to an after-tax net loss on equity securities of $84.7 million or $3.15 per diluted share for the same period in 2018. In addition, net income for the twelve months ended December 31, 2019 also included after-tax net realized investment earnings of $94.7 million or $3.52 per diluted share compared to $28.8 million or $1.07 per diluted share for the same period in 2018. The increase in after-tax net realized investment earnings was primarily due to the sale of real estate investments in joint ventures.

After-tax adjusted net operating income for the fourth quarter of 2019 was $54.6 million or $2.03 per diluted share compared to $74.3 million or $2.76 per diluted share for the same period in 2018. Our annuity, property and casualty, and health segments each generated more after-tax net operating income in the fourth quarter of 2019 compared to 2018, however, net operating income from our life segment in the fourth quarter of 2019 was negatively impacted by increases in reserves for our participating business and was lower than after-tax adjusted net operating income for this segment in the fourth quarter of 2018.

After-tax adjusted net operating income for the twelve months ended December 31, 2019 was $191.9 million or $7.14 per diluted share compared to $214.9 million or $7.99 per diluted share for the same period in 2018. In 2018 due to various tax planning initiatives, including a significant contribution to our pension plan, we achieved an effective tax rate of 0.8% and for 2019 our effective tax rate was 20.5%. This was a large contributor to the decline in after-tax adjusted net operating income in 2019 compared to 2018. In addition, a significant increase in net operating income from our property and casualty segment during 2019 was more than offset by lower net operating income from our other segments, primarily our life segment. Our life segment earnings decreased in 2019 as a result of the aforementioned increase in liabilities related to our participating business. Net operating income from our annuity segment was also lower in 2019 primarily as a result of spread compression and higher than expected fixed annuity surrenders that resulted in increased DAC amortization for the year.

A reconciliation of adjusted net operating income, a non-GAAP measure, to GAAP net income is included in the table below.

Additional Highlights Summary:

  Total life insurance in force increased by $7.8 billion to $118.1 billion since December 31, 2018
  Book value per diluted share as of December 31, 2019 increased to $222.74, compared to book value per share of $195.32 on December 31, 2018
American National Consolidated Financial Highlights
(Preliminary & Unaudited in millions, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net income (loss) (GAAP basis)	$171.1	$(117.4)	$620.4	$159.0
Adjustments to eliminate the impact of:
Unrealized gains (losses) on equity securities	$92.6	$(201.4)	$296.6	$(86.3)
Net gains (losses) on equity securities sold	18.4	(2.2)	37.2	1.6
Net gains (losses) on equity securities	$111.0	$(203.6)	$333.8	$(84.7)

Net realized investment earnings	$5.5	$11.9	$94.7	$28.8

Adjusted net operating income(1) (non-GAAP basis)*	$54.6	$74.3	$191.9	$214.9

Per diluted share
Net income (loss) (GAAP basis)	$6.37	$(4.37)	$23.07	$5.91
Net gains (losses) on equity securities	4.13	(7.57)	12.41	(3.15)
Net realized investment earnings	0.21	0.44	3.52	1.07
Adjusted net operating income(1) (non-GAAP basis)*	$2.03	$2.76	$7.14	$7.99

Weighted average number of diluted shares upon which computations are based	26,890,369	26,893,823	26,891,243	26,916,643

		As of
		December 31, 2019	December 31, 2018
Book value per diluted share		$222.74	$195.32

* This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in the footnote below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations and financial condition.

(1) Adjusted net operating income excludes the after-tax impact of net gains (losses), both realized and unrealized, on equity securities and net realized investment earnings. Realized investment earnings are comprised of realized investment gains (losses) on assets excluding equity securities, as well as earnings (losses) from our equity in unconsolidated affiliates and non-controlling interests.

American National is a family of companies that has, on a consolidated GAAP basis, $28.6 billion in assets, $22.6 billion in liabilities and $6.0 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553